July 11, 2007
Exhibit 5.1
Synovis Life Technologies, Inc.
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

Re:	Synovis Life Technologies, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Synovis Life Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the Company’s registration of 1,000,000 shares of the Company’s Common Stock, $.01 par value, including the Common Stock Purchase Rights attached thereto (the “Shares”), issuable under awards granted under the Company’s 2006 Stock Incentive Plan (the “Plan”), pursuant to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 11, 2007 (the “Registration Statement”).
In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.
In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Plan.

2.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan will be validly issued, fully paid and nonassessable.
We express no opinion with respect to laws other than those of the State of Minnesota and the federal law of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.
Very truly yours,
/s/ OPPENHEIMER WOLFF & DONNELLY LLP

Exh.-5.1